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                     January 3, 2024

       Gerbrand Van Heerden
       Chief Financial Officer
       Bunker Hill Mining Corp.
       82 Richmond Street East
       Toronto, Ontario M5C 1P1
       Canada

                                                        Re: Bunker Hill Mining
Corp.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed April 17,
2023
                                                            File No. 333-150028

       Dear Gerbrand Van Heerden:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation